Floor & Decor Holdings, Inc. Announces Fourth Quarter and Fiscal 2025 Financial Results
Highlights for the Fourth Quarter of Fiscal 2025:
Net sales of $1,129.7 million increased 2.0% from the fourth quarter of fiscal 2024
Comparable store sales decreased 4.8%
Diluted EPS of $0.36
Opened eight new warehouse stores
ATLANTA--(BUSINESS WIRE)--February 19, 2026--Floor & Decor Holdings, Inc. (NYSE: FND) (“We,” “Our,” the “Company,” or “Floor & Decor”) announces its financial results for the fourth quarter and full year of fiscal 2025, which ended December 25, 2025.
Brad Paulsen, Chief Executive Officer, stated, “We are pleased to deliver fiscal 2025 fourth quarter diluted earnings per share of $0.36, in line with the midpoint of the earnings guidance provided on our third quarter earnings conference call. For the full fiscal year, diluted earnings per share was $1.92, compared with $1.90 in the prior year. I’m incredibly proud of what our teams accomplished in 2025. Despite pressure on comparable store sales driven by softness in existing home sales activity, we expanded our market share, navigated tariff complexities, increased our gross margin rate, opened 20 new warehouse stores, and delivered year-over-year earnings growth. This performance reflects the resilience of our model and our unwavering commitment to disciplined execution and strategic investments in our future.”
Please see “Comparable Store Sales” below for information on how the Company calculates period-over-period changes in comparable store sales.
For the Fiscal Quarter Ended December 25, 2025
•Net sales of $1,129.7 million increased 2.0% from $1,107.4 million in the fourth quarter of fiscal 2024.
•Comparable store sales decreased 4.8%.
•We opened eight new warehouse stores, ending the quarter with 270 warehouse stores, five design studios, and five distribution centers.
•Operating income of $51.9 million decreased 12.3% from $59.2 million in the fourth quarter of fiscal 2024. Operating margin of 4.6% decreased 80 basis points from the fourth quarter of fiscal 2024.
•Net income of $39.3 million decreased 17.2% from $47.5 million in the fourth quarter of fiscal 2024. Diluted earnings per share (“EPS”) of $0.36 decreased 18.2% from $0.44 in the fourth quarter of fiscal 2024.
•Adjusted EBITDA* of $119.4 million decreased 0.3% from $119.8 million in the fourth quarter of fiscal 2024.
For the Fiscal Year Ended December 25, 2025
•Net sales of $4,684.1 million increased 5.1% from $4,455.8 million in fiscal 2024.
•Comparable store sales decreased 1.8%.
•We opened 20 new warehouse stores, closed one warehouse store, and opened a new distribution center.
•Operating income of $270.1 million increased 5.4% from $256.2 million in fiscal 2024. Operating margin of 5.8% was flat compared to fiscal 2024.
•Net income of $208.6 million increased 1.3% from $205.9 million in fiscal 2024. Diluted EPS of $1.92 increased 1.1% from $1.90 in fiscal 2024.
•Adjusted EBITDA* of $538.2 million increased 5.0% from $512.5 million in fiscal 2024.
*Non-GAAP financial measure. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Fiscal 2026 Guidance:
The Company will report 53 weeks of operating results in fiscal 2026 and provides the following guidance for fiscal 2026:
•Net sales of approximately $4,880 million to $5,030 million
◦The 53rd week is expected to contribute approximately $65 million to net sales
•Comparable store sales of approximately (2.0)% to 1.0%
•Diluted EPS of approximately $1.98 to $2.18
◦The 53rd week is expected to contribute approximately $0.08 to diluted EPS
•Adjusted EBITDA* of approximately $560 million to $590 million
◦The 53rd week is expected to contribute approximately $11 million to Adjusted EBITDA*
•Depreciation and amortization expense of approximately $245 million
•Interest expense, net of approximately $5 million
•Tax rate of approximately 21.5% to 22.0%
•Diluted weighted average shares outstanding of approximately 109 million shares
•Open 20 new warehouse stores
•Capital expenditures of approximately $250 million to $300 million
*Non-GAAP financial measure. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.
Conference Call Details
A conference call to discuss the fourth quarter and fiscal year 2025 financial results is scheduled for today, February 19, 2026, at 5:00 p.m. Eastern Time. A live audio webcast of the conference call, together with related materials, will be available online at ir.flooranddecor.com.
A recorded replay of the conference call will be available approximately three hours after the conclusion of the call and can be accessed both online at ir.flooranddecor.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13758035. The replay will be available until February 26, 2026.

About Floor & Decor Holdings, Inc.
Floor & Decor is a multi-channel specialty retailer of hard surface flooring and related accessories and seller of commercial surfaces. As of December 25, 2025, the Company operated 270 warehouse-format stores and five design studios across 39 states. The Company offers a broad in-stock assortment of laminate and vinyl, tile, wood, and natural stone flooring and installation materials and decorative accessories, as well as adjacent categories, at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.
Comparable Store Sales
Comparable store sales refer to period-over-period comparisons of our net sales at the time of sale among the comparable store base. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following a store’s opening, which is when we believe comparability has been achieved. Changes in our comparable store sales between two periods are based on net sales at the time of sale for stores that were in operation during both of the two periods. Any change in the square footage of an existing comparable store, including for remodels and relocations within the same primary trade area of the existing store being relocated, does not eliminate that store from inclusion in the calculation of comparable store sales. Stores that are closed for a full fiscal month or longer are excluded from the comparable store sales calculation for each full fiscal month that they are closed. Since our e-commerce, regional account manager, and design studio sales are fulfilled by individual stores, they are included in comparable store sales only to the extent the fulfilling store meets the above mentioned store criteria. Sales through our Spartan Surfaces, LLC (“Spartan”) subsidiary do not involve our stores and are therefore excluded from the comparable store sales calculation. When a fiscal year includes a 53rd week, we exclude the 53rd week of sales from our calculation.
Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA (which are shown in the reconciliation below) are presented as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). We define EBITDA as net income before interest, taxes, and depreciation and amortization. We define Adjusted EBITDA as net income before interest, taxes, and depreciation and amortization adjusted to eliminate the impact of non-cash stock-based compensation expense and certain items that we do not consider indicative of our core operating performance. Reconciliations of these measures to the most directly comparable GAAP financial measure are set forth in the table below.
EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance and enterprise value. We believe that EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain items that are not indicative of our core operating performance and facilitate comparisons on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our credit facilities, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.
EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income as a measure of financial performance, or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management’s discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine EBITDA and Adjusted EBITDA, such as stock-based compensation expense, litigation settlement recovery, fair value adjustments related to contingent earn-out liabilities, and other adjustments. Definitions and calculations of EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.
Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures. The Company does not provide a reconciliation of forward-looking measures where it believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and the Company is unable to reasonably predict certain items contained in these measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Floor & Decor Holdings, Inc.
Consolidated Statements of Income
(In thousands, except for per share data)
(Unaudited)

	Fiscal Quarter Ended
	December 25, 2025		December 26, 2024		% Increase (Decrease)
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,129,671	100.0%	$1,107,416	100.0%	2.0%
Cost of sales	638,575	56.5	626,095	56.5	2.0%
Gross profit	491,096	43.5	481,321	43.5	2.0%
Selling, general and administrative expenses	439,166	38.9	422,101	38.1	4.0%
Operating income	51,930	4.6	59,220	5.4	(12.3)%
Interest expense (income), net	194	—	(34)	—	(670.6)%
Income before income taxes	51,736	4.6	59,254	5.4	(12.7)%
Income tax expense	12,405	1.1	11,770	1.1	5.4%
Net income	$39,331	3.5%	$47,484	4.3%	(17.2)%
Basic weighted average shares outstanding	107,763		107,300
Diluted weighted average shares outstanding	108,427		108,431
Basic earnings per share	$0.36		$0.44		(18.2)%
Diluted earnings per share	$0.36		$0.44		(18.2)%

	Fiscal Year Ended
	December 25, 2025		December 26, 2024		% Increase (Decrease)
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$4,684,088	100.0%	$4,455,770	100.0%	5.1%
Cost of sales	2,640,180	56.4	2,527,519	56.7	4.5%
Gross profit	2,043,908	43.6	1,928,251	43.3	6.0%
Selling, general and administrative expenses	1,773,838	37.8	1,672,075	37.5	6.1%
Operating income	270,070	5.8	256,176	5.8	5.4%
Interest expense (income), net	3,409	0.1	2,773	0.1	22.9%
Income before income taxes	266,661	5.7	253,403	5.7	5.2%
Income tax expense	58,014	1.2	47,531	1.1	22.1%
Net income	$208,647	4.5%	$205,872	4.6%	1.3%
Basic weighted average shares outstanding	107,639		107,075
Diluted weighted average shares outstanding	108,419		108,319
Basic earnings per share	$1.94		$1.92		1.0%
Diluted earnings per share	$1.92		$1.90		1.1%

Consolidated Balance Sheets
(In thousands, except for share and per share data)
(Unaudited)

	December 25, 2025	December 26, 2024
Assets
Current assets:
Cash and cash equivalents	$249,296	$187,669
Income taxes receivable	7,270	21,735
Receivables, net	94,068	101,486
Inventories, net	1,133,083	1,132,599
Prepaid expenses and other current assets	44,214	48,896
Total current assets	1,527,931	1,492,385
Fixed assets, net	1,856,127	1,786,587
Right-of-use assets	1,617,772	1,331,238
Intangible assets, net	146,536	150,203
Goodwill	257,940	257,940
Deferred income tax assets, net	19,298	17,082
Other assets	43,754	15,043
Total long-term assets	3,941,427	3,558,093
Total assets	$5,469,358	$5,050,478
Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loan	$2,629	$2,103
Current portion of lease liabilities	155,661	138,646
Trade accounts payable	683,675	794,855
Accrued expenses and other current liabilities	298,740	295,425
Deferred revenue	10,685	13,163
Total current liabilities	1,151,390	1,244,192
Term loan	193,589	194,527
Lease liabilities	1,639,598	1,351,282
Deferred income tax liabilities, net	49,479	67,832
Other liabilities	26,466	22,487
Total long-term liabilities	1,909,132	1,636,128
Total liabilities	3,060,522	2,880,320
Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at December 25, 2025 and December 26, 2024	—	—
Common stock Class A, $0.001 par value; 450,000,000 shares authorized; 107,774,329 shares issued and outstanding at December 25, 2025 and 107,356,999 issued and outstanding at December 26, 2024	108	107
Additional paid-in capital	577,786	547,818
Accumulated other comprehensive income (loss), net	22	(40)
Retained earnings	1,830,920	1,622,273
Total stockholders’ equity	2,408,836	2,170,158
Total liabilities and stockholders’ equity	$5,469,358	$5,050,478

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fiscal Year Ended
	December 25, 2025	December 26, 2024
Operating activities
Net income	$208,647	$205,872
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	241,160	232,473
Stock-based compensation expense	29,505	33,695
Deferred income taxes	(20,556)	(1,807)
Loss on asset impairments and disposals, net	524	2,103
Change in fair value of contingent earn-out liabilities	(375)	(866)
Changes in operating assets and liabilities:
Receivables, net	7,418	(1,973)
Inventories, net	(484)	(26,449)
Trade accounts payable	(115,030)	122,338
Accrued expenses and other current liabilities	26,002	31,477
Income taxes	14,133	5,657
Deferred revenue	(2,478)	1,886
Other, net	(6,630)	(1,251)
Net cash provided by operating activities	381,836	603,155
Investing activities
Purchases of fixed assets	(317,764)	(446,826)
Net cash used in investing activities	(317,764)	(446,826)
Financing activities
Payments on term loan	(2,103)	(2,103)
Borrowings on revolving line of credit	—	258,600
Payments on revolving line of credit	—	(258,600)
Payments of contingent earn-out liabilities	(806)	(2,002)
Proceeds from exercise of stock options	3,453	10,115
Proceeds from employee stock purchase plan	5,970	5,459
Tax payments for stock-based compensation awards	(8,959)	(14,511)
Net cash used in financing activities	(2,445)	(3,042)
Net increase in cash and cash equivalents	61,627	153,287
Cash and cash equivalents, beginning of the period	187,669	34,382
Cash and cash equivalents, end of the period	$249,296	$187,669
Supplemental disclosures of cash flow information
Buildings and equipment acquired under operating leases	$439,745	$186,937
Cash paid for interest, net of capitalized interest	$9,123	$5,830
Cash paid for income taxes, net of refunds	$63,961	$42,875
Fixed assets accrued at the end of the period	$47,864	$65,188

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)
EBITDA and Adjusted EBITDA

	Fiscal Quarter Ended
	December 25, 2025	December 26, 2024
Net income (GAAP):	$39,331	$47,484
Depreciation and amortization (1)	60,370	59,249
Interest expense (income), net	194	(34)
Income tax expense	12,405	11,770
EBITDA	112,300	118,469
Stock-based compensation expense (2)	7,133	8,077
Litigation settlement recovery (3)	—	(6,794)
Adjusted EBITDA	$119,433	$119,752

	Fiscal Year Ended
	December 25, 2025	December 26, 2024
Net income (GAAP):	$208,647	$205,872
Depreciation and amortization (1)	238,971	230,293
Interest expense (income), net	3,409	2,773
Income tax expense	58,014	47,531
EBITDA	509,041	486,469
Stock-based compensation expense (2)	29,505	33,695
Litigation settlement recovery (3)	—	(6,794)
Other (4)	(375)	(866)
Adjusted EBITDA	$538,171	$512,504
(1)Excludes amortization of deferred financing costs, which is included as part of interest expense (income), net.
(2)Represents non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and forfeitures.
(3)Represents net proceeds received related to the derivative litigation settlement in the fiscal quarter and year ended December 26, 2024.
(4)Other adjustments include amounts management does not consider indicative of our core operating performance. Amounts for the fiscal years ended December 25, 2025 and December 26, 2024 relate to changes in the fair value of contingent earn-out liabilities.

Forward-Looking Statements
This release and the associated webcast/conference call contain forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this release and the associated webcast/conference call, including statements regarding the Company’s future operating results and financial position, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” or “continue” or the negative of these terms or other similar expressions.
The forward-looking statements contained in this release and the associated webcast/conference call are based on our current expectations, assumptions, estimates, and projections regarding the Company’s business, the economy, and other future conditions. These statements involve known and unknown risks, uncertainties, and other important factors that may cause the Company’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.
Although the Company believes that the expectations reflected in the forward-looking statements in this release and the associated webcast/conference call are reasonable, the Company cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this release or the associated webcast/conference call, including, without limitation, (1) macroeconomic headwinds, including high interest rates and weak home sales, (2) our failure to successfully manage new store growth or higher than expected costs, (3) our ability to manage our comparable store sales, (4) our inability to lease or acquire new store locations on acceptable terms, renew or replace our current store leases, or make payments under our leases, (5) our failure to maintain and enhance our brand image and awareness, (6) our failure to successfully anticipate and manage trends, consumer preferences, and demand, (7) our inability to successfully manage increased competition, (8) adverse changes in global trade policies, tariffs, or import enforcement actions, any of which could impact our ability to import from foreign suppliers, raise our costs, or disrupt our supply chain, (9) our inability to manage our inventory, including the impact of inventory obsolescence, shrink, and damage, (10) any disruption in our distribution capabilities, supply chain, and our related planning and control processes, including carrier capacity constraints, blocked trade lanes, port congestion, strike, or shut down, and other supply chain costs or product shortages, (11) any increases in wholesale prices of products, materials, and transportation costs beyond our control, including increases in costs due to inflation or tariffs, (12) the resignation, incapacitation, or death of any key personnel, including our executive officers, (13) our inability to attract, hire, train, and retain highly qualified managers and staff, (14) the impact of any labor activities, (15) our dependence on foreign imports for the products we sell, including risks associated with obtaining products from abroad, (16) any failure by any of our suppliers to supply us with quality products on attractive terms and prices or to adhere to the quality standards that we set for our products, (17) our inability to locate sufficient suitable natural products, (18) the effects of weather conditions, natural disasters, or other unexpected events, including public health crises, that may disrupt our operations, (19) personal injury, product liability and warranty claims and related governmental investigations, (20) any allegations, investigations, lawsuits, or violations of laws and regulations applicable to us, our products, or our suppliers, (21) our inability to adequately protect the privacy and security of information related to our customers, us, our associates, our suppliers, and other third parties, (22) any material disruption in our information systems, including our website, (23) our inability to maintain sufficient levels of cash flow or liquidity to fund our expanding business and service our existing indebtedness, (24) new or changing laws or regulations, including tax laws and trade policies and regulations, (25) payments-related risks, (26) any failure to protect our intellectual property rights or disputes regarding our intellectual property or the intellectual property of third parties, (27) the impact of any future strategic transactions, (28) restrictions imposed by our indebtedness on our current and future operations, including risks related to our variable rate debt, and (29) our ability to manage risks related to corporate social responsibility. Additional information concerning these and other factors are described in “Forward-Looking Statements,” Item 1, “Business,” Item 1A, “Risk Factors,” and Item 1C, “Cybersecurity” of Part I and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures” of Part II of the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2025, filed with the Securities and Exchange Commission (the “SEC”) on February 19, 2026 (the “Annual Report”) and elsewhere in the Annual Report, and those described in the Company’s other filings with the SEC.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this release or the associated webcast/conference call speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition, and operating results may vary materially from those expressed in the Company’s forward-looking statements. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein or in the associated webcast/conference call, whether as a result of any new information, future events, or otherwise.

Contacts
Investor Contacts:
Wayne Hood
Senior Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com
or
Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com